Exhibit 99.3

LIQUIDATION ANALYSIS

The JCEI’s liquidation analysis in this Appendix B is based upon a number of significant assumptions that are described. The liquidation analysis does not purport to be a valuation of the JCEI’s assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

Net Recoverable Assets
Cash and Cash Equivalents (1)	$29,519,000
Accounts Receivable (2)	37,741,429
Prepaid Expenses (3)	1,044,375
Carrier Revenue Equipment (4)	61,671,485
Furniture, fixtures, equipment and service vehicles	5,214,477
Real Property and CIP (5)	10,575,014
Total Net Recoverable Assets	145,765,780
Less: Preliminary Estimated Prepaid Expenses Subject to Existing JCHC Notes First Priority Lien (7)	1,044,375
Less: FF&E and service vehicles Subject to Existing JCHC Notes First Priority Lien (7)	5,214,477
Less: Real Property and CIP	10,575,014
Net Available to Senior Secured Creditors	128,931,914
Less: Amounts Due Senior Secured Creditors
Revolving Credit Facility	69,764,131
MSD Term Loan due 2018 (Includes Make Whole)	67,187,500
MSD Term Loan Deficiency Claim	$(8,019,717)

Solus Term Loan Deficiency Claim (Includes Make Whole) (6)	$(44,075,000)

Collateral Available for JCHC Note Holders (7)
Preliminary Estimated Prepaid Expenses Subject to Existing JCHC Notes First Priority Lien (7)	$1,044,375
FF&E and service vehicles Subject to Existing JCHC Notes First Priority Lien (7)	5,214,477
Total Preliminary Estimated Collateral To Existing JCHC Note Holders	6,258,852
Less: Existing JCHC Notes Including Accrued Interest	389,453,125
JCHC Note Holders Deficiency Claim	$(383,194,273)

Real Property and CIP	$10,575,014
Less: Mortgage	1,735,000
Net Collateral Available to Unsecured Creditors (8)	8,840,014
Less: Preliminary Estimated Wind down / Asset Marshal Costs (9)	3,000,000
Less: Preliminary Professional / Trustee Fees (9)	2,237,500
Net Proceeds Available to Unsecured Creditors	3,602,514
Less: Preliminary Unsecured Creditors Claims	161,381,588
Less: Preliminary Pension Withdraw Liabilities	1,179,867,559
Less: MSD Term Loan Deficiency Claim	8,019,717
Less: Solus Term Loan Deficiency Claim	44,075,000
Less: JCHC Note Holders Deficiency Claim	383,194,273
Amount Available (Deficit) For Equity	$(1,772,935,623)

Notes:
(1) Represents Cash and cash equivalents as of April 30, 2017.

(2) Represents 85% of the accounts receivable created in the ordinary course business as of April 30, 2017, net of accounts receivable greater than 90 days past due. No assumption made for Customer Set-off for damage claims.

(3) Represents prepaid insurance premiums for the last three months 2017 that would be recoverable once operations cease as well as inventory parts and tires as of April 30, 2017 discounted by 90% for a forced liquidation.

(4) Represents net forced liquidation value of the carrier revenue equipment as of March 31, 2017 adjusted for one month of depreciation.
(5) Represents land, buildings, and construction in progress as of April 30, 2017 net of 25% discount for FLV.
(6) Solus Term Note Deficiency Claim Equal to Value of Notes Including Make whole
(7) Existing JCHC Notes First Priority Lien Collateral
(8) Net Real Property and CIP Unencumbered (No known Liens Recorded)

(9) For Presentation Purposes Wind Down and Asset Marshal costs and Professional and Trustee Fees are assumed funded from net proceeds of unencumbered assets. Under 11 U.S.C s 506c, it is possible these costs could be surcharged against first lien collateral.

General Note: JCEI does not affirm any lien rights to any collateral